Exhibit 99.1

Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FIRST-QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., January 18, 2007 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced its financial results for the first quarter ended December 30, 2006. Earnings from continuing operations for the quarter were $5.9 million, or $0.32 per diluted share compared with $8.0 million, or $0.42 per diluted share for the same period last year. Including the results of discontinued operations, net earnings were $5.8 million, or $0.32 per diluted share compared with $7.7 million, or $0.41 per diluted share in the prior year. Sales from continuing operations decreased 8% to $69.7 million from $75.6 million last year. Shipments decreased 8% while average selling prices increased 1%.
“Insteel posted solid results for the first quarter, particularly in view of the continuation of weak housing-related demand and increasing raw material costs,” said H.O. Woltz III, Insteel’s president and chief executive officer. “First quarter sales and earnings were the second highest in the Company’s history, exceeded only by the record highs of last year. While demand for products sold into nonresidential construction markets remained strong, soft market conditions and inventory reduction measures by customers selling into the housing sector persisted, unfavorably impacting shipments.”
Gross profit from continuing operations for the first quarter decreased to $13.6 million, or 19.5% of net sales from $17.1 million, or 22.6% of net sales in the prior year due to the reduction in shipments together with higher raw material and unit manufacturing costs.
“Spreads between average selling prices and raw material costs narrowed in certain of our markets due to the softness in residential construction compounded by increasing imports of PC strand and the usual seasonal downturn that we experience during what has historically been our weakest quarter of the year,” commented Woltz. “We continue to focus on achieving further productivity improvements in our operations to offset the cost pressures that we are experiencing.”
Operating Cash Flow
Cash provided by operating activities of continuing operations for the first quarter was $4.2 million compared with $19.9 million in the year-ago period primarily due to the $12.9 million increase in accounts payable and accrued expenses in the prior year resulting from higher purchases and favorable changes in the mix of vendor payment terms. Operating cash flow for the quarter was primarily used to fund $2.7 million of capital expenditures and $0.6 million of cash dividends. As of December 30, 2006, the Company remained debt-free and had $11.6 million of cash, an increase of $0.9 million from the previous quarter-end.
Growth Initiatives
Capital expenditures are currently projected to total $18.0 million for 2007 with the largest outlays earmarked for the completion of the expansions in the Company’s prestressed concrete strand (“PC strand”) and engineered structural mesh (“ESM”) businesses. Following completion of the projects that
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

are planned or underway, maintenance capital expenditures are expected to decline to a range of $3.0 to $5.0 million per year beginning in 2008. The actual timing of these expenditures as well as the amounts are subject to change based on adjustments in the project timelines, future market conditions, Insteel’s financial performance and additional growth opportunities that may arise.
“We achieved a couple of milestones in our growth plans during the quarter with the start-up of the Tennessee PC strand expansion and the new ESM production line at our North Carolina facility,” commented Woltz. “We are gradually ramping up the operating levels of the new equipment to realize the expected cost and productivity improvements and free up capacity on our older equipment, which will be redeployed based on future market conditions. In addition to these expansions, the new ESM production line for our Texas facility is expected to commence operations during the third quarter of 2007.”
Outlook
Commenting on the outlook for the remainder of fiscal 2007, Woltz said, “We expect that business conditions will remain challenging during the second quarter due to weakness in residential construction, increased imports of PC strand and higher cost raw materials which will be difficult to pass through in certain of our markets. As we move into the second half of the year, we expect our financial performance to improve driven by the continuation of favorable trends for nonresidential construction, the gradual recovery of the housing sector, increasing contributions from our investment initiatives and the usual seasonal upturn in demand.”
Stock Repurchase Program
As previously announced, on January 5, 2007, Insteel’s board of directors authorized the Company to repurchase up to $25.0 million of its outstanding common stock over a period of up to twelve months ending January 5, 2008. The new authorization by Insteel’s board replaces its previous authorization to repurchase up to $15.0 million of the Company’s common stock which was to expire on January 12, 2007. Under this previous authorization, as of December 30, 2006, the Company had repurchased $8.5 million, or 800,000 shares of its common stock (adjusted to reflect the two-for-one stock split that occurred on June 16, 2006). Repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. Insteel is not obligated to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s first-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, ESM and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
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Insteel Industries, Inc.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Growth Initiatives” and “Outlook” sections above. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential construction together with post-hurricane reconstruction requirements in the Gulf region of the United States; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 30, 2006.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2006	2005
Net sales	$69,716	$75,604
Cost of sales	56,092	58,491

Gross profit	13,624	17,113
Selling, general and administrative expense	4,243	4,121
Other income, net	(18)	(206)
Interest expense	142	233
Interest income	(190)	(52)

Earnings from continuing operations before income taxes	9,447	13,017
Income taxes	3,516	5,004

Earnings from continuing operations	5,931	8,013
Loss from discontinued operations net of income taxes of ($96) and ($214)	(152)	(335)

Net earnings	$5,779	$7,678

Per share amounts:
Basic:
Earnings from continuing operations	$0.33	$0.43
Loss from discontinued operations	(0.01)	(0.02)

Net earnings	$0.32	$0.41

Diluted:
Earnings from continuing operations	$0.32	$0.42
Loss from discontinued operations	—	(0.01)

Net earnings	$0.32	$0.41

Cash dividends declared	$0.03	$0.03

Weighted average shares outstanding
Basic	18,114	18,812

Diluted	18,288	18,928

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 30,	September 30,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$11,625	$10,689
Accounts receivable, net	29,585	37,519
Inventories	56,683	46,797
Prepaid expenses and other	2,205	2,675
Current assets of discontinued operations	287	411

Total current assets	100,385	98,091
Property, plant and equipment, net	57,694	55,217
Other assets	9,315	9,653
Non-current assets of discontinued operations	3,635	3,635

Total assets	$171,029	$166,596

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$29,989	$30,691
Accrued expenses	9,534	9,819
Current liabilities of discontinued operations	570	643

Total current liabilities	40,093	41,153
Other liabilities	2,728	2,713
Long-term liabilities of discontinued operations	277	292
Shareholders’ equity:
Common stock	18,215	18,213
Additional paid-in capital	47,171	47,005
Deferred stock compensation	(568)	(662)
Retained earnings	63,113	57,882

Total shareholders’ equity	127,931	122,438

Total liabilities and shareholders’ equity	$171,029	$166,596

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2006	2005
Cash Flows From Operating Activities:
Net earnings	$5,779	$7,678
Loss from discontinued operations	152	335

Earnings from continuing operations	5,931	8,013
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	1,167	1,084
Amortization of capitalized financing costs	124	176
Stock-based compensation expense	219	465
Excess tax benefits from exercise of stock options	(37)	—
Deferred income taxes	1	(359)
Increase in cash surrender value of life insurance over premiums paid	(79)	—
Net changes in assets and liabilities:
Accounts receivable, net	7,934	5,667
Inventories	(9,886)	(9,736)
Accounts payable and accrued expenses	(1,871)	12,878
Other changes	742	1,698

Total adjustments	(1,686)	11,873

Net cash provided by operating activities — continuing operations	4,245	19,886
Net cash provided by (used for) operating activities — discontinued operations	(116)	578

Net cash provided by operating activities	4,129	20,464

Cash Flows From Investing Activities:
Capital expenditures	(2,722)	(2,347)
Increase in cash surrender value of life insurance policies	(1)	(620)

Net cash used for investing activities — continuing operations	(2,723)	(2,967)
Net cash used for investing activities — discontinued operations	—	(4)

Net cash used for investing activities	(2,723)	(2,971)

Cash Flows From Financing Activities:
Proceeds from long-term debt	74	81,825
Principal payments on long-term debt	(74)	(93,685)
Excess tax benefits from exercise of stock options	37	—
Cash dividends paid	(543)	(566)
Other	36	35

Net cash used for financing activities — continuing operations	(470)	(12,391)

Net cash used for financing activities	(470)	(12,391)

Net increase in cash and cash equivalents	936	5,102
Cash and cash equivalents at beginning of period	10,689	1,371

Cash and cash equivalents at end of period	$11,625	$6,473

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$18	$112
Income taxes	2,115	189
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	922	—
Issuance of restricted stock	30	50
Declaration of cash dividends to be paid	548	568
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Insteel Industries, Inc.